Exhibit 99.1

For Immediate Release

Contact George Rapp

609.454.0718

grapp@thebankofprinceton.com

Princeton Bancorp Announces

Fourth Quarter 2023 Results

Princeton, NJ, January 25, 2024 / PRNewswire / - Princeton Bancorp, Inc. (the “Company”) (NASDAQ - BPRN), the bank holding company for The Bank of Princeton (the “Bank”), today reported its unaudited financial condition and results of operations at and for the quarter and 12 months ended December 31, 2023.

President/CEO Edward Dietzler commented on the results, “I am extremely proud of the Bank’s continued strong financial performance given the industry’s strong headwinds. Despite the significant impact from the interest rate environment and other industry pressures, the Bank, increased loan and deposit balances while maintaining strong liquidity and good credit quality.”

“In 2024, the addition of Cornerstone Bank is an in-market acquisition that adds to the Bank’s central and south Jersey footprint. The Bank will continue to build on our existing valuable franchise reaching from New York to Philadelphia.”

HIGHLIGHTS

•	Total assets grew to $1.92 billion in 2023, an increase of 19.7%

•	Net loans increased by $178 million for the year

•	Total deposits for the year increased $288 million, or 21.4% over the prior year-end

•	Stockholders’ equity increased $20.6 million or 9.4% year over year

•	Net income for the quarter was $5.3 million and $25.8 million for the year

The Company reported net income of $5.3 million, or $0.82 per diluted common share, for the fourth quarter of 2023, compared to net income of $7.6 million, or $1.19 per diluted common share, for the third quarter of 2023, and net income of $7.2 million, or $1.13 per diluted common share, for the fourth quarter of 2022. The decrease in net income for the fourth quarter of 2023 when compared to the third quarter of 2023 was due to decreases of $674 thousand and $624 thousand in net interest income and non-interest income, respectively, and increases of $744 thousand and $790 thousand in provision for credit losses and non-interest expense, respectively, partially offset by a reduction in income tax expense of $516 thousand. The decrease in net income for the fourth quarter of 2023 compared to the same period in 2022 was primarily due to a decrease in net interest income of $2.2 million and an increase in non-interest expenses of $1.3 million, partially offset by a decrease in income tax expense of $1.2 million and an increase in non-interest income of $782 thousand.

For the year ended December 31, 2023, the Company recorded net income of $25.8 million, or $4.03 per diluted common share, compared to $26.5 million, or $4.11 per diluted common share, for the same period in 2022. The decrease was due to an increase of $10.2 million in non-interest expenses, a decrease in net interest income of $3.1 million, and an increase in provision for credit losses of $2.7 million, partially offset by an increase of $12.3 million in non-interest income and a decrease in income tax expense of $3.0 million attributable in part to the $9.7 million bargain purchase gain from its Noah Bank acquisition in May of 2023 that is not taxable. The results for 2023 were significantly impacted by purchase accounting adjustments resulting from the Noah Bank acquisition.

Balance Sheet Review

Total assets were $1.92 billion at December 31, 2023, an increase of $314.7 million, or 19.7% when compared to $1.60 billion at the end of 2022. The primary reason for the increase in total assets was the acquisition of Noah Bank on May 19, 2023, which had approximately $239.4 million in assets at closing. When looking at specific components of the balance sheet, including acquired assets, the Company recorded an increase in net loans of $178.0 million, an increase in cash and cash equivalents of approximately $97.2 million, an increase in bank-owned life insurance of $6.2 million, an increase in its right of use asset of $7.4 million and an increase in deferred tax assets of $3.4 million. The increase in the Company’s net loans consisted of a $269.3 million increase in commercial real estate loans and a $22.1 million increase in commercial and industrial loans, partially offset by a decrease of $107.4 million in construction loans.

Total deposits at December 31, 2023 increased $288.0 million, or 21.4%, when compared to December 31, 2022. The primary reasons for the increase in total deposits were the $191.7 million in deposits acquired from Noah Bank and a $96.3 million increase from existing operations. When comparing deposit products between the two periods, certificates of deposit increased $299.5 million and money market deposits increased $70.4 million. Partially offsetting these increases were decreases in savings deposits of $44.2 million, interest-bearing demand deposits of $21.8 million and non-interest-bearing deposits of $15.8 million for the year ended December 31, 2023.

Total stockholders’ equity at December 31, 2023 increased $20.6 million or 9.4% when compared to the end of 2022. The increase was primarily due to the $17.9 million increase in retained earnings, consisting of $25.8 million in net income partially offset by $7.6 million of cash dividends recorded during the period. The ratio of equity to total assets at December 31, 2023 and at December 31, 2022, was 12.5% and 13.7%, respectively. The current period ratio decrease was primarily due to the Noah Bank acquisition.

Asset Quality

At December 31, 2023, non-performing assets totaled $6.7 million, an increase of $6.4 million when compared to the amount at December 31, 2022. This increase was due to the delinquency of a $4.5 million commercial real estate loan and $2.1 million of non-performing loans acquired from Noah Bank. With respect to the $4.5 million commercial real estate loan, the Company has an agreement of sale with a material non-refundable security deposit and the sale is expected to close in the first quarter of 2024.

With the adoption of the Current Expected Credit Losses (“CECL”) method of calculating the allowance for credit losses effective January 1, 2023, troubled debt restructurings (“TDRs”) are no longer reported for the current period. At December 31, 2022 there were three loans classified as TDR loans totaling $5.9 million and each of these loans was performing in accordance with the agreed-upon terms at December 31, 2022 and throughout 2023.

Review of Quarterly and Year-to-Date Financial Results

Net interest income was $16.0 million for the fourth quarter of 2023, compared to $16.7 million for the third quarter of 2023 and $18.2 million for the fourth quarter of 2022. The decrease from the previous quarter was the result of an increase in interest expense of $1.2 million, or 11.9%, partially offset by an increase in interest income of $554 thousand, or 2.1%. The net interest margin for the fourth quarter 2023 was 3.55%, decreasing 21 basis points when compared to the third quarter of 2023. This decrease was primarily associated with an increase of 25 basis points in the cost of funds associated with rising interest rates. The increase in funding costs was partially offset by a $28.1 million growth in average interest-earning assets driven by a $58.1 million increase in average loans. When comparing the three-month periods ended December 31, 2023 and 2022, net interest income decreased $2.2 million, which was primarily due to an increase of 214 basis points in the cost of funds, partially offset by an increase of 71 basis points in the yield earned on interest-earning assets. For the year ended December 31, 2023, net interest income of $65.0 million was down 4.5% compared to net interest income of $68.1 million during 2022. The decrease from the previous year was the result of an increase in interest expense of $27.2 million, or 452.7%, partially offset by an increase in interest income of $24.1 million, or 32.5%, both as a result of the 525 basis-point increase in federal funds interest rates since March 2022 and management’s strategic initiative to maintain high levels of primary liquidity in this uncertain rate environment.

The Bank recorded a provision for credit losses of $562 thousand during the fourth quarter of 2023 and a credit provision for credit losses of $182 thousand during the third quarter of 2023. The Bank recorded a $200 thousand provision for loan losses for the three months ended December 31, 2022. The provision recorded during the fourth quarter of 2023 was the result of an increase in the required reserve for credit losses on loans in the amount of $489 thousand and an increase in the reserve for unfunded liabilities of $72 thousand. The credit recorded in the third quarter of 2023 was the result of a reduction in the reserve for unfunded liabilities in the amount of $182 thousand and no provision for credit losses on loans. For the three-month and twelve-month periods ended December 31, 2023, the Bank recorded net recoveries of $10 thousand and net charge-offs of $1.8 million, respectively. Included in the Company’s provision for the twelve-month period of 2023 was $1.7 million related to non-purchased credit deteriorated loans resulting from the Noah Bank acquisition. With the adoption of the CECL method of calculating the allowance for credit losses on January 1, 2023, the Bank recorded a one-time decrease, net of tax, in retained earnings of $284 thousand, a reduction to the allowance for credit losses of $301 thousand and an increase in the reserve for unfunded liabilities of $695 thousand. The coverage ratio of the allowance for credit losses to period end loans was 1.19% at December 31, 2023 and 1.20% at December 31, 2022.

Total non-interest income of $1.8 million for the fourth quarter of 2023 decreased $624 thousand or 26.0% when compared to the third quarter of 2023 and increased $782 thousand or 78.4% when compared to the quarter ended December 31, 2022. The decrease from the third quarter of 2023 was primarily due to the $528 thousand decrease in loan fees during the fourth quarter and a gain on sale of other real estate owned during the third quarter. The increase over the prior year quarter was primarily due to an increase in loan fees of $420 thousand. For the year ended December 31, 2023, non-interest income increased $12.3 million, or by 252.1%, primarily due to the $9.7 million bargain purchase gain and an increase in loan fees of $1.7 million over the same period in 2022.

Total non-interest expense of $10.9 million for the fourth quarter of 2023 increased $790 thousand, or 7.8%, when compared to the third quarter of 2023, due primarily to the reversal of merger-related expenses in the third quarter of $1.4 million, representing a portion of the merger costs associated with the Noah acquisition expensed during the second quarter. The amounts reversed during the third quarter were primarily the result of a lease termination cost that was lower than the original estimate based on a negotiated settlement of the remaining lease on a Noah Bank branch office and a legal reserve of $150 thousand that was no longer needed. Total non-interest expense for the fourth quarter of 2023 increased $1.3 million or 13.2%

from the fourth quarter of 2022. The increase was due primarily to increases in salaries and employee benefits and occupancy and equipment expenses of $830 thousand and $436 thousand, respectively, over the prior-year period which were associated with the Noah acquisition in 2023. For the year ended December 31, 2023, non-interest expense was $48.7 million, compared to $38.5 million for the same period in 2022. The increase was primarily due to merger-related expenses of $5.6 million during 2023 as well as increases in salaries and employee benefits of $2.9 million, occupancy and equipment of $1.2 million and data processing and communications of $538 thousand over the same period in 2022.

For the three-month period ended December 31, 2023, the Company recorded an income tax expense of $1.0 million, resulting in an effective tax rate of 15.9%, compared to an income tax expense of $1.5 million resulting in an effective tax rate of 16.6% for the three-month period ended September 30, 2023 and compared to an income tax expense of $2.2 million resulting in an effective tax rate of 23.5% for the three-month period ended December 31, 2022. For the year ending December 31, 2023, income tax expense was $4.6 million resulting in an effective tax rate of 15.1% compared to income tax expense of $7.6 million and an effective tax rate of 22.2% for the year ended December 30, 2022. This decrease was due to the $9.7 million non-taxable bargain purchase gain from the Noah Bank acquisition, partially offset by $325 thousand of merger-related expenses that were not tax-deductible.

About Princeton Bancorp, Inc. and The Bank of Princeton

Princeton Bancorp, Inc. is the holding company for The Bank of Princeton, a community bank founded in 2007. The Bank is a New Jersey state-chartered commercial bank with 22 branches in New Jersey, including three in Princeton and others in Bordentown, Browns Mills, Chesterfield, Cream Ridge, Deptford, Fort Lee, Hamilton, Kingston, Lakewood, Lambertville, Lawrenceville, Monroe, New Brunswick, Palisades Park, Pennington, Piscataway, Princeton Junction, Quakerbridge and Sicklerville. There are also five branches in the Philadelphia, Pennsylvania area and two in the New York City metropolitan area. The Bank of Princeton is a member of the Federal Deposit Insurance Corporation (“FDIC”). On January 18, 2024, the Company announced that it has entered into a definitive agreement and plan of merger with Cornerstone Financial Corporation (“Cornerstone”), the parent company of Cornerstone Bank, headquartered in Mount Laurel, New Jersey, pursuant to which the Company will acquire Cornerstone in a transaction that is expected to close in the second or third quarter of 2024 (the “Transaction”).

Forward-Looking Statements

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company (including this press release), which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Company’s control). The most significant factors that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, our ability to manage liquidity in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages and additional interest rate increases by the Federal Reserve. Other factors that could cause actual results to differ materially from those indicated by forward-looking statements include, but are not limited to, the following factors: the integration of the businesses of the Company and Cornerstone following the completion of the Transaction may be more difficult, time-consuming or costly than expected; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the Transaction on the expected timeframe may be more difficult, time-consuming or costly than expected; the global impact of the military conflicts in the Ukraine and the Middle East; the impact of any future pandemics or other natural disasters; civil unrest, rioting, acts or threats of terrorism, or actions taken by the local, state and Federal governments in response to such events, which could impact business and economic conditions in our market area; the strength of the United States economy in general and the strength of the local economies in which the Company and Bank conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; market and monetary fluctuations; market volatility; the value of the Bank’s products and services as perceived by actual and prospective customers, including the features, pricing and quality compared to competitors’ products and services; the willingness of customers to substitute competitors’ products and services for the Bank’s products and services; credit risk associated with the Bank’s lending activities; risks relating to the real estate market and the Bank’s real estate collateral; the impact of changes in applicable laws and regulations and requirements arising out of our supervision by banking regulators; other regulatory requirements applicable to the Company and the Bank; and the timing and nature of the regulatory response to any applications filed by the Company and the Bank; technological changes; acquisitions; changes in consumer spending and saving habits; those risks under the heading “Risk Factors” set forth in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2022, and in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter-ended March 31, 2023, and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as required by applicable law or regulation.

Princeton Bancorp, Inc.

Consolidated Statements of Financial Condition

(Unaudited)

(Dollars in thousands, except per share data)

	December 31,	December 31,	2023 vs 2022
	2023	2022	$ Change	% Change
ASSETS
Cash and cash equivalents	$150,557	$53,351	$97,206	182.20%
Securities available-for-sale taxable	50,544	42,061	8,483	20.17
Securities available-for-sale tax-exempt	40,808	41,341	(533)	(1.29)
Securities held-to-maturity	193	201	(8)	(3.98)
Loans receivable, net of deferred loan fees	1,548,335	1,370,368	177,967	12.99
Allowance for credit losses	(18,492)	(16,461)	(2,031)	12.34
Goodwill	8,853	8,853	—	—
Core deposit intangible	1,422	1,825	(403)	(22.08)
Equity method investments	8,296	—	8,296	N/A
Other assets	125,981	100,240	25,741	25.68

TOTAL ASSETS	$1,916,497	$1,601,779	$314,718	19.65%

LIABILITIES
Non-interest checking	$249,282	$265,078	$(15,796)	(5.96)%
Interest checking	247,939	269,737	(21,798)	(8.08)
Savings	146,484	190,686	(44,202)	(23.18)
Money market	354,005	283,652	70,353	24.80
Time deposits over $250,000	150,113	83,410	66,703	79.97
Other time deposits	487,918	255,167	232,751	91.22

Total deposits	1,635,741	1,347,730	288,011	21.37
Borrowings	—	10,000	(10,000)	(100.00)
Other liabilities	40,545	24,448	16,097	65.84

TOTAL LIABILITIES	1,676,286	1,382,178	294,108	21.28

STOCKHOLDERS’ EQUITY
Common stock [1,2]	—	34,547	(34,547)	(100.00)
Paid-in capital [2]	98,291	81,291	17,000	20.91
Treasury stock [2]	—	(19,452)	19,452	(100.00)
Retained earnings	149,414	131,488	17,926	13.63
Accumulated other comprehensive loss	(7,494)	(8,273)	779	(9.42)

TOTAL STOCKHOLDERS’ EQUITY	240,211	219,601	20,610	9.39

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,916,497	$1,601,779	$314,718	19.65%

Book value per common share	$38.04	$35.16	$2.88	8.19%
Tangible book value per common share [3]	$36.41	$33.45	$2.96	8.85%

[1]	The common stock of Princeton Bancorp, Inc. has no par value. The par value of the common stock of the Bank was $5.00 per share.
[2]	The balances of common stock and treasury stock were reclassified to paid-in capital effective January 10, 2023, upon formation of Princeton Bancorp, Inc.
[3]	Tangible book value per common share is a non-GAAP measure that represents book value per common share which excludes goodwill and core deposit intangible.

Princeton Bancorp, Inc.

Loan and Deposit Tables

(Unaudited)

The components of loans receivable, net at December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022

	(In thousands)
Commercial real estate	$1,142,864	$873,573
Commercial and industrial	50,961	28,859
Construction	310,187	417,538
Residential first-lien mortgages	38,040	43,125
Home equity / consumer	8,081	9,729

Total loans	1,550,133	1,372,824
Deferred fees and costs	(1,798)	(2,456)
Allowance for credit losses	(18,492)	(16,461)

Loans, net	$1,529,843	$1,353,907

The components of deposits at December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022

	(In thousands)
Demand, non-interest-bearing	$249,282	$265,078
Demand, interest-bearing	247,939	269,737
Savings	146,484	190,686
Money market	354,005	283,652
Time deposits	638,031	338,577

Total deposits	$1,635,741	$1,347,730

Princeton Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands except per share data)

	Three Months Ended December 31,
	2023	2022	$ Change	% Change
Interest and dividend income
Loans and fees	$24,364	$19,400	$4,964	25.6%
Available-for-sale debt securities:
Taxable	412	288	124	43.1%
Tax-exempt	285	285	0	0.0%
Held-to-maturity debt securities	2	3	(1)	-33.3%
Other interest and dividend income	2,491	482	2,009	416.8%

Total interest and dividends	27,554	20,458	7,096	34.7%

Interest expense
Deposits	11,544	2,210	9,334	422.4%
Borrowings	—	2	(2)	-100.0%

Total interest expense	11,544	2,212	9,332	421.9%

Net interest income	16,010	18,246	(2,236)	-12.3%
Provision for credit losses	562	200	362	181.0%

Net interest income after provision for credit losses	15,448	18,046	(2,598)	-14.4%

Non-interest income
Gain on call/sale of securities available-for-sale, net	45	—	45	N/A
Income from bank-owned life insurance	377	286	91	31.8%
Fees and service charges	462	411	51	12.4%
Loan fees, including prepayment penalties	656	236	420	178.0%
Other	239	64	175	273.4%

Total non-interest income	1,779	997	782	78.4%

Non-interest expense
Salaries and employee benefits	6,034	5,204	830	15.9%
Occupancy and equipment	1,849	1,413	436	30.9%
Professional fees	425	541	(116)	-21.4%
Data processing and communications	1,166	1,354	(188)	-13.9%
Federal deposit insurance	190	222	(32)	-14.4%
Advertising and promotion	129	105	24	22.9%
Office expense	116	71	45	63.4%
Other real estate owned	—	(6)	6	-100.0%
Core deposit intangible	124	135	(11)	-8.1%
Other	916	632	284	44.9%

Total non-interest expense	10,949	9,671	1,278	13.2%

Income before income tax expense	6,278	9,372	(3,094)	-33.0%
Income tax expense	996	2,201	(1,205)	-54.7%

Net income	$5,282	$7,171	(1,889)	-26.3%

Net income per common share - basic	$0.84	$1.14	$(0.30)	-26.3%
Net income per common share - diluted	$0.82	$1.13	$(0.31)	-27.4%

Weighted average shares outstanding - basic	6,300	6,246	54	0.9%
Weighted average shares outstanding - diluted	6,414	6,371	43	0.7%

Princeton Bancorp, Inc.

Consolidated Statements of Income (Current Quarter vs Prior Quarter)

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended
	December 31, 2023	September 30, 2023	$ Change	% Change
Interest and dividend income
Loans and fees	$24,364	$23,503	$861	3.7%
Available-for-sale debt securities:
Taxable	412	357	55	15.4%
Tax-exempt	285	285	0	0.0%
Held-to-maturity debt securities	2	3	(1)	-33.3%
Other interest and dividend income	2,491	2,852	(361)	-12.7%

Total interest and dividends	27,554	27,000	554	2.1%

Interest expense
Deposits	11,544	10,316	1,228	11.9%
Borrowings	—	—	0	N/A

Total interest expense	11,544	10,316	1,228	11.9%

Net interest income	16,010	16,684	(674)	-4.0%
Provision (credit) for credit losses	562	(182)	744	-408.8%

Net interest income after provision for credit losses	15,448	16,866	(1,418)	-8.4%

Non-interest income
Gain (loss) on call/sale of securities available-for-sale, net	45	(6)	51	-850.0%
Income from bank-owned life insurance	377	331	46	13.9%
Fees and service charges	462	479	(17)	-3.5%
Loan fees, including prepayment penalties	656	1,184	(528)	-44.6%
Gain on sale of other real estate owned	—	203	(203)	-100.0%
Other	239	212	27	12.7%

Total non-interest income	1,779	2,403	(624)	-26.0%

Non-interest expense
Salaries and employee benefits	6,034	6,177	(143)	-2.3%
Occupancy and equipment	1,849	2,142	(293)	-13.7%
Professional fees	425	614	(189)	-30.8%
Data processing and communications	1,166	1,242	(76)	-6.1%
Federal deposit insurance	190	258	(68)	-26.4%
Advertising and promotion	129	139	(10)	-7.2%
Office expense	116	117	(1)	-0.9%
Core deposit intangible	124	116	8	6.9%
Merger-related expenses	—	(1,391)	1,391	-100.0%
Other	916	745	171	23.0%

Total non-interest expense	10,949	10,159	790	7.8%

Income before income tax expense	6,278	9,110	(2,832)	-31.1%
Income tax expense	996	1,512	(516)	-34.1%

Net income	$5,282	$7,598	$(2,316)	-30.5%

Net income per common share - basic	$0.84	$1.21	$(0.37)	-30.6%
Net income per common share - diluted	$0.82	$1.19	$(0.37)	-31.1%

Weighted average shares outstanding - basic	6,300	6,295	5	0.1%
Weighted average shares outstanding - diluted	6,414	6,390	24	0.4%

Princeton Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)

	Year Ended
	December 31,
	2023	2022	$ Change	% Change
Interest and dividend income
Loans and fees	$89,278	$70,996	$18,282	25.8%
Available-for-sale debt securities:
Taxable	1,339	986	353	35.8%
Tax-exempt	1,138	1,167	(29)	-2.5%
Held-to-maturity debt securities	10	11	(1)	-9.1%
Other interest and dividend income	6,415	923	5,492	595.0%

Total interest and dividends	98,180	74,083	24,097	32.5%

Interest expense
Deposits	33,046	5,995	27,051	451.2%
Borrowings	118	5	113	2260.0%

Total interest expense	33,164	6,000	27,164	452.7%

Net interest income	65,016	68,083	(3,067)	-4.5%
Provision for credit losses	3,108	400	2,708	677.0%

Net interest income after provision for credit losses	61,908	67,683	(5,775)	-8.5%

Non-interest income
Gain on call/sale of securities available-for-sale, net	39	2	37	1850.0%
Income from bank-owned life insurance	1,293	1,138	155	13.6%
Fees and service charges	1,853	1,852	1	0.1%
Loan fees, including prepayment penalties	3,221	1,484	1,737	117.0%
Bargain purchase gain	9,696	—	9,696	N/A
Gain on sale of other real estate owned	203	—	203	N/A
Other	816	386	430	111.4%

Total non-interest income	17,121	4,862	12,259	252.1%

Non-interest expense
Salaries and employee benefits	23,386	20,455	2,931	14.3%
Occupancy and equipment	7,037	5,859	1,178	20.1%
Professional fees	2,060	2,470	(410)	-16.6%
Data processing and communications	5,026	4,488	538	12.0%
Federal deposit insurance	891	1,010	(119)	-11.8%
Advertising and promotion	504	484	20	4.1%
Office expense	508	239	269	112.6%
Other real estate owned expense	1	106	(105)	-99.1%
Core deposit intangible	502	569	(67)	-11.8%
Merger-related expenses	5,635	—	5,635	N/A
Other	3,144	2,812	332	11.8%

Total non-interest expense	48,694	38,492	10,202	26.5%

Income before income tax expense	30,335	34,053	(3,718)	-10.9%
Income tax expense	4,570	7,559	(2,989)	-39.5%

Net income	$25,765	$26,494	$(729)	-2.8%

Net income per common share - basic	$4.10	$4.19	$(0.09)	-2.1%
Net income per common share - diluted	$4.03	$4.11	$(0.08)	-1.9%

Weighted average shares outstanding - basic	6,281	6,320	(39)	-0.6%
Weighted average shares outstanding - diluted	6,388	6,449	(61)	-0.9%

Princeton Bancorp, Inc.

Consolidated Average Statement of Financial Condition

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,
	2023		2022		Change in	Change in
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate
Earning assets
Loans	$1,522,906	6.35%	$1,375,191	5.60%	$147,715	0.75%
Securities
Taxable available-for-sale	47,566	3.46%	42,458	2.69%	5,108	0.77%
Tax-exempt available-for-sale	38,157	2.99%	39,743	2.85%	(1,586)	0.14%
Held-to-maturity	194	5.28%	202	5.24%	(8)	0.04%

Securities	85,917	3.26%	82,403	2.77%	3,514	0.49%

Other interest earning assets
Federal funds sold	161,903	5.44%	44,410	4.09%	117,493	1.35%
Other interest-earning assets	18,898	5.71%	1,303	7.40%	17,595	-1.69%

Other interest-earning assets	180,801	5.47%	45,713	4.19%	135,088	1.28%

Total interest-earning assets	1,789,624	6.11%	1,503,307	5.40%	286,317	0.71%
Total non-earning assets	138,225		109,554

Total assets	$1,927,849		$1,612,861

Interest-bearing liabilities
Checking	$250,941	1.96%	$275,797	0.45%	$(24,856)	1.51%
Savings	146,294	2.32%	201,498	0.53%	(55,204)	1.79%
Money market	353,372	3.72%	294,246	0.91%	59,126	2.81%
Certificates of deposit	639,547	3.81%	316,689	1.19%	322,858	2.62%

Total interest-bearing deposits	1,390,154	3.29%	1,088,230	0.81%	301,924	2.48%
Non-interest bearing deposits	258,663		280,626		(21,963)

Total deposits	1,648,817	2.78%	1,368,856	0.64%	279,961	2.14%
Borrowings	—	N/A	217	4.67%	(217)	N/A

Total interest-bearing liabilities (excluding non interest deposits)	1,390,154	3.29%	1,088,447	0.81%	301,707	2.48%
Non-interest-bearing deposits	258,663		280,626

Total cost of funds	1,648,817	2.78%	1,369,073	0.64%	279,744	2.14%
Accrued expenses and other liabilities	44,404		28,215
Stockholders’ equity	234,628		215,573

Total liabilities and stockholders’ equity	$1,927,849		$1,612,861

Net interest spread		2.81%		4.59%
Net interest margin		3.55%		4.82%
Net interest margin (FTE)[1]		3.60%		4.89%

[1]	Includes federal and state tax effect of tax-exempt securities and loans.

	For the Three Months Ended
	December 31, 2023		September 30, 2023		Change in	Change in
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate
Earning assets
Loans	$1,522,906	6.35%	$1,464,798	6.37%	$58,108	-0.02%
Securities
Taxable available-for-sale	47,566	3.46%	46,599	3.06%	967	0.40%
Tax-exempt available-for-sale	38,157	2.99%	40,118	2.84%	(1,961)	0.15%
Held-to-maturity	194	5.28%	196	5.28%	(2)	0.00%

Securities	85,917	3.26%	86,913	2.96%	(996)	0.29%

Other interest earning assets
Federal funds sold	161,903	5.44%	199,350	5.38%	(37,447)	0.06%
Other interest-earning assets	18,898	5.71%	10,506	5.67%	8,392	0.04%

Other interest-earning assets	180,801	5.47%	209,856	5.39%	(29,055)	0.07%

Total interest-earning assets	1,789,624	6.11%	1,761,567	6.08%	28,057	0.03%
Total non-earning assets	138,225		127,682

Total assets	$1,927,849		$1,889,249

Interest-bearing liabilities
Checking	$250,941	1.96%	$243,359	1.68%	$7,582	0.27%
Savings	146,294	2.32%	149,215	2.10%	(2,921)	0.22%
Money market	353,372	3.72%	337,491	3.50%	15,881	0.22%
Certificates of deposit	639,547	3.81%	629,082	3.48%	10,465	0.33%

Total interest-bearing deposits	1,390,154	3.29%	1,359,147	3.01%	31,007	0.28%
Non-interest bearing deposits	258,663		255,775		2,888

Total deposits	1,648,817	2.78%	1,614,922	2.53%	33,895	0.25%
Borrowings	—	N/A	—	N/A	0	N/A

Total interest-bearing liabilities (excluding non interest deposits)	1,390,154	3.29%	1,359,147	3.01%	31,007	0.28%
Non-interest-bearing deposits	258,663		255,775

Total cost of funds	1,648,817	2.78%	1,614,922	2.53%	33,895	0.25%
Accrued expenses and other liabilities	44,404		45,923
Stockholders’ equity	234,628		228,404

Total liabilities and stockholders’ equity	$1,927,849		$1,889,249

Net interest spread		2.81%		3.07%
Net interest margin		3.55%		3.76%
Net interest margin (FTE)[1]		3.60%		3.81%

[1]	Includes federal and state tax effect of tax-exempt securities and loans.

	For the Year Ended December 31,
	2023		2022		Change in	Change in
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate
Earning assets
Loans	$1,449,504	6.16%	$1,375,501	5.16%	$74,003	1.00%
Securities
Taxable available-for-sale	43,476	3.08%	47,358	2.08%	(3,882)	1.00%
Tax-exempt available-for-sale	40,264	2.83%	43,549	2.68%	(3,285)	0.15%
Held-to-maturity	197	5.28%	204	5.39%	(7)	-0.11%

Securities	83,937	2.96%	91,111	2.38%	(7,174)	0.59%

Other interest earning assets
Federal funds sold	109,441	5.35%	66,292	1.20%	43,149	4.15%
Other interest-earning assets	10,064	5.53%	10,612	1.19%	(548)	4.34%

Other interest-earning assets	119,504	5.37%	76,904	1.20%	42,600	4.17%

Total interest-earning assets	1,652,946	5.94%	1,543,516	4.80%	109,430	1.14%
Total non-earning assets	122,321		101,940

Total assets	$1,775,267		$1,645,456

Interest-bearing liabilities
Checking	$250,312	1.46%	$261,951	0.31%	$(11,639)	1.15%
Savings	159,175	1.72%	220,222	0.32%	(61,047)	1.40%
Money market	311,478	3.07%	353,224	0.44%	(41,746)	2.63%
Certificates of deposit	538,343	3.17%	293,627	0.99%	244,716	2.18%

Total interest-bearing deposits	1,259,308	2.62%	1,129,024	0.42%	130,284	2.20%
Non-interest bearing deposits	248,233		280,729

Total deposits	1,507,541	2.19%	1,409,753	0.43%	97,788	1.77%
Borrowings	2,343	5.01%	153	3.37%	2,190	1.64%

Total interest-bearing liabilities (excluding non interest deposits)	1,261,651	2.63%	1,129,177	0.53%	132,474	2.10%
Non-interest-bearing deposits	248,233		280,729

Total cost of funds	1,509,884	2.19%	1,409,906	0.43%	99,978	1.77%
Accrued expenses and other liabilities	36,856		20,755
Stockholders’ equity	228,527		214,795

Total liabilities and stockholders’ equity	$1,775,267		$1,645,456

Net interest spread		3.31%		4.27%
Net interest margin		3.93%		4.41%
Net interest margin (FTE)[1]		3.99%		4.47%

[1]	Includes federal and state tax effect of tax-exempt securities and loans.

Princeton Bancorp, Inc.

Quarterly Financial Highlights

(Unaudited)

	2023	2023	2023	2023	2022
	December	September	June	March	December
Return on average assets	1.09%	1.60%	1.60%	1.56%	1.76%
Return on average equity	8.93%	13.20%	11.98%	11.05%	13.20%
Return on average tangible equity[1]	9.34%	13.83%	12.57%	11.60%	13.89%
Net interest margin	3.55%	3.76%	3.95%	4.59%	4.82%
Net interest margin (FTE)[2]	3.60%	3.81%	3.99%	4.66%	4.89%
Efficiency ratio - non-GAAP[3]	61.01%	59.89%	60.82%	53.43%	49.56%

COMMON STOCK DATA
Market value at period end	$35.90	$28.99	$27.32	$31.72	$31.72
Market range:
High	$37.60	$31.69	$33.00	$37.18	$32.80
Low	$28.21	$27.37	$24.09	$31.18	$28.57
Book value per common share at period end	$38.04	$36.86	$36.45	$35.98	$35.16
Tangible book value per common share at period end[4]	$36.41	$35.21	$34.78	$34.29	$33.45
Shares of common stock outstanding (in thousands)	6,314	6,299	6,279	6,262	6,245

CAPITAL RATIOS
Total capital (to risk-weighted assets)	14.68%	14.96%	14.57%	15.43%	15.12%
Tier 1 capital (to risk-weighted assets)	13.61%	13.89%	13.50%	14.36%	14.06%
Tier 1 capital (to average assets)	12.29%	12.38%	13.43%	14.00%	13.47%
Period-end equity to assets	12.53%	12.14%	12.42%	14.21%	13.71%
Period-end tangible equity to tangible assets	12.06%	11.66%	11.92%	13.64%	13.13%

CREDIT QUALITY DATA (Dollars in thousands)
Net charge-offs (recoveries)	$(10)	$(23)	$1,842	$(3)	$406
Annualized net charge-offs (recoveries) to average loans	-0.003%	-0.006%	0.514%	-0.001%	0.118%

Nonperforming loans	$6,708	$6,755	$9,753	$6,456	$266
Other real estate owned	—	—	33	—	—

Total nonperforming assets	$6,708	$6,755	$9,786	$6,456	$266

Allowance for credit losses as a percent of:
Period-end loans, net of deferred fees and costs	1.19%	1.20%	1.20%	1.19%	1.20%
Nonaccrual loans	275.67%	266.35%	184.25%	255.68%	6188.35%
Nonperforming assets	275.67%	266.35%	183.63%	255.68%	6188.35%

Nonaccrual loans as a percent of total loans, net of deferred fees and costs	0.43%	0.45%	0.65%	0.46%	0.02%

[1]	Return on average tangible equity is a non-GAAP measure that represents the rate of return on tangible common equity.
[2]	Includes the effect of tax-exempt securities and loans.
[3]

The efficiency ratio is a non-GAAP measure that represents the ratio of non-interest expense (excluding amortization of core deposit intangible and merger-) related expenses) divided by net interest income and non-interest income (excluding bargain purchase gain and gain on call/sale of securities available-for-sale).

[4]	Tangible book value per common share is a non-GAAP measure that represents book value per common share which excludes goodwill and core deposit intangible.